Exhibit 10.11

Exclusive Business Cooperation Agreement

This Exclusive Business Cooperation Agreement (this “Agreement”) is entered into in Beijing, the People’s Republic of China (“China”) on October 18, 2023 by and between:

Party A:	Beijing YIMUTIAN Network Technology Co., Ltd.

Address:	Room A602A, 6/F, Block A, Building B-6, Dongsheng Technology Park, Zhongguancun, No.66 Xixiaokou Road, Haidian District, Beijing

Party B:	Beijing Douniu Network Technology Co., Ltd.

Address:	Room A601, 6/F, Block A, Building B-6, Dongsheng Technology Park, Zhongguancun, No.66 Xixiaokou Road, Haidian District, Beijing

(Party A and Party B are hereinafter individually referred to as a “Party” and collectively as the “Parties”.)

WHEREAS:

(1)	Party A is a foreign-invested enterprise established in China and has the necessary resources to provide technical and consulting services;

(2)	Party B is a domestic company established in China, engaged in business related to the operation of Dou Niu website and Dou Niu APP (All business activities operated and developed by Party B at present and at any time during the term hereof are collectively referred to as the “Main Business”).

(3)	Party A agrees to use its advantages in technology, personnel and information to provide Party B with exclusive technical support, consulting and other services related to the Main Business during the term hereof, and Party B agrees to accept various services provided by Party A or its designee in accordance with the provisions of this Agreement;

(4)	The Parties entered into an Amended and Restated Exclusive Technical Support and Consulting Services Agreement (the “Original Agreement”) on December 26, 2018.

NOW THEREFORE, both Parties reach an agreement as follows through consultation:

Article 1 Provision of Services

1.1	In accordance with the terms and conditions hereof, Party B hereby appoints Party A as its exclusive service provider to provide Party B with comprehensive technical support, consulting services and other services during the term hereof, including but not limited to the following:

(1)	permitting Party B to use the relevant software to which Party A has legal rights;

(2)	development, maintenance and update of relevant application software required by Party B’s business

(3)	design, installation, daily management, maintenance and update of computer network system, hardware equipment and database;

(4)	technical support and professional training of relevant personnel of Party B;

(5)	assisting Party B in consulting, collecting and researching relevant technical and market information (except market research prohibited by the laws of China (“Chinese laws”, which excludes the laws of Hong Kong, Macao and Taiwan for the purpose of this Agreement);

(6)	providing Party B with enterprise management consulting;

(7)	providing Party B with marketing and promotion services;

(8)	providing Party B with customer order management and customer service;

(9)	transfer, lease and disposal of equipment and assets;

(10)	As permitted by Chinese Laws, other related services may be provided from time to time at the request of Party B.

1.2	Party B accepts the services provided by Party A. Party B further agrees that, unless prior written consent is obtained by Party A, during the term hereof, Party B shall not directly or indirectly obtain any services identical or similar to those of this Agreement from any third party in respect of the services or other matters set forth herein, nor shall it enter into any similar cooperative relationship with any third party in respect of the matters set forth herein. The Parties agree that Party A may appoint another Party (such designated Party may enter into certain agreements with Party B as described in Article 1.5 hereof) to provide Party B with the services agreed herein.

1.3	Party A shall have the right to check Party B’s accounts regularly and at any time, and Party B shall make timely and accurate bookkeeping and provide Party A with its accounts as required by Party A. During the term hereof and without violating applicable laws, Party B agrees to cooperate with Party A and Party A’s shareholders (including directly or indirectly) in conducting audits (including but not limited to related Party transaction audits and other types of audits) and provide Party A, Party A’s shareholders and/or its authorized auditors with information and materials related to the operation, business, customers, finance and employees of Party B and its subsidiaries, and agree to disclose such information and materials by Party A and Party A’s shareholders to meet the requirements of its listed securities regulation.

1.4	When Party B liquidates or disbands for various reasons, Party B shall, to the extent permitted by Chinese Laws, appoint personnel recommended by Party A to form a liquidation team to manage the property of Party B and its subsidiaries. Party B confirms that in the event of liquidation or dissolution of Party B, regardless of whether the provisions of this Agreement can be implemented, Party B agrees to deliver to Party A all remaining property obtained from the liquidation of Party B in accordance with Chinese Laws and regulations.

1.5	Provision of Services

1.5.1	Party A and Party B agree that during the term hereof, Party B may enter into any further service agreement with Party A or other Parties designated by Party A to specify the contents, methods, personnel and charges of each service, if necessary.

1.5.2	For the better performance of this Agreement, Party A and Party B agree that, if necessary, Party B shall sign equipment and assets rental agreements with Party A or other Parties designated by Party A at any time during the term hereof based on the business progress, and Party A shall provide the relevant equipment and assets to Party B for use.

1.5.3	Party B hereby grants Party A an irrevocable and exclusive purchase right under which Party A may, at its sole discretion, purchase any part or all of its assets and business from Party B at the lowest price permitted by Chinese Laws to the extent permitted by Chinese Laws. The Parties shall then sign a separate asset or business transfer contract to agree on the terms and conditions of the asset or business transfer.

Article 2 Service Price and Payment Method

2.1	The service fee hereunder shall be 100% of the total combined profits of Party B in any fiscal year, by offsetting the accumulated loss (if any) of Party B and its subsidiaries in the previous fiscal year, and deducting the operating capital, expenses, taxes and other statutory contributions required in any fiscal year. Notwithstanding the foregoing provisions, Party A may adjust the scope and amount of the service fee in accordance with Chinese tax regulations and tax practices and the needs of Party B’s working capital, and Party B shall accept such adjustment.

2.2	Party A shall calculate the service fee on a monthly basis and issue the corresponding invoice to Party B. Party B shall pay the service fee to the bank account designated by Party A within 10 business days after the receipt of the invoice, and send the copy of the payment voucher to Party A by fax or email within 10 business days after the payment. Party A shall issue a receipt within 10 business days after receipt of the service fee. Notwithstanding the foregoing provisions, Party A may adjust the payment time and payment method of the service fee at its own discretion, and Party B shall accept the adjustment.

2.3	The tax burden arising from the execution hereof shall be borne by both Parties.

Article 3 Intellectual Property and Confidentiality

3.1	Party A shall have exclusive ownership, rights and interests (including but not limited to copyright, patent rights, patent application rights, trademark, trade name, brand, software, technical secrets, trade secrets, all related goodwill, domain names and any other similar rights) of/in any and all intellectual property or intangible assets generated, created or developed by both Parties during their performing of this Agreement (within the scope not prohibited by Chinese Laws). Unless expressly authorized by Party A, Party B shall not enjoy any interest in the Party A’s intellectual property rights used by Party A for the provision of the services hereunder. Party B shall sign all appropriate documents, take all appropriate actions, submit all documents and/or applications, provide all appropriate assistance, and make all other acts deemed necessary at Party A sole discretion, so as to give Party A any ownership, rights and interests in such intellectual property rights and intangible assets, and/or improve the protection of such intellectual property rights and intangible assets (including but not limited to registering the intellectual property rights and intangible assets in Party A’s name).

3.2	Without prior written consent of Party A, Party B shall not, and shall urge the subsidiary under its control not to transfer, mortgage, license or otherwise dispose of any such rights.

3.3	Party B shall deal with any such rights as directed by Party A from time to time, including, without limitation, to transfer or authorize such rights to Party A or its designated persons without violating Chinese Laws.

3.4	Each Party agrees and acknowledges that this Agreement, the contents of this Agreement, and any oral or written information exchanged with each other for the purpose of preparation or performance of this Agreement shall be deemed as confidential information. Each Party shall keep such confidential information confidential, and shall not disclose it to any third party without prior written consent of the other Parties, except for (a) the information that is known or will be known to the public (not due to the unauthorized disclosure by the receiving Party); (b) the information that is required to be disclosed in accordance with applicable laws and regulations, stock trading rules, or an order of any government department or a court; or (c) the information that is disclosed by any Party to its shareholders, directors, employees, legal or financial advisers for the transaction contemplated herein, provided that the said persons shall fulfill similar confidentiality obligations as set forth in this Clause. If any shareholder, director, employee or employer of any Party discloses the confidential information, it shall be deemed as that Party’s disclosure and thus that Party shall be liable for breach of contract in accordance with this Agreement.

Article 4 Representations and Warranties

4.1	Party A represents, warrants and undertakes as follows:

4.1.1	Party A is a foreign-invested enterprise lawfully established and validly existing in accordance with the Chinese Laws. Party A or its designated service providers shall obtain all government licenses and permits required to provide such services before providing any services in accordance with this Agreement.

4.1.2	Party A has taken necessary corporate actions, obtained necessary authorization, and obtained the consent and approval of any third party and government departments (if required) to sign, deliver and perform this Agreement. The Party A’s signing, delivery and performance hereof does not violate the explicit provisions of laws and regulations.

4.1.3	This Agreement constitutes a legal, valid, binding and enforceable obligation against Party A in accordance with the terms hereof.

4.2	Party B represents, warrants and undertakes that:

4.2.1	Party B is a company legally established and validly existing in accordance with Chinese Laws. It has obtained and will maintain all government licenses and permits required to engage in the Main Business.

4.2.2	Party B has taken necessary corporate actions, obtained necessary authorization, and obtained the consent and approval of any third party and government departments (if necessary) to sign, deliver and perform this Agreement. The Party B’s signing, delivery and performance of this Agreement does not violate the explicit provisions of laws and regulations.

4.2.3	This Agreement constitutes a legal, valid, binding and enforceable obligation against Party B in accordance with the terms hereof.

Article 5 Term

5.1	This Agreement shall come into force as of the date of signing by both Parties unless terminated as expressly agreed herein or decided by Party A in writing. From the effective date of this Agreement, the Original Agreement shall immediately become null and no longer have any effect.

5.2	If the term of operation of either Party expires during the term hereof, such Party shall renew its term of operation in a timely manner so that this Agreement can continue to be valid and enforced. If any Party’s application for renewing the term of operation is not approved or agreed by any competent authority, this Agreement shall be terminated upon expiration of the term of operation of such Party.

5.3	The rights and obligations of the Parties under Articles 3, 6, 7 and this Article 5.3 shall survive the termination of this Agreement.

Article 6 Governing Law and Disputes Resolution

6.1	The execution, validity, interpretation and performance of this Agreement and the disputes resolution hereunder shall be governed by and interpreted in accordance with Chinese Laws.

6.2	Any and all disputes arising out of or in connection with this Agreement shall be submitted by either Party to Beijing Arbitration Commission for arbitration in Beijing in accordance with its arbitration procedures and rules in force at that time. The arbitral tribunal shall be composed of three arbitrators, who shall be appointed in accordance with the arbitration rules. The claimant and the respondent shall each have the right to appoint one arbitrator, and the third arbitrator shall be appointed by the first two arbitrators through consultation or by the Beijing Arbitration Commission. The arbitration shall be conducted in Chinese and confidentially. The arbitral award shall be final and binding on the Parties. Where appropriate, the arbitral tribunal or the arbitrators may, in accordance with the disputes resolution provisions and/or applicable Chinese Laws, make remedial rulings on the equity or assets of the Parties, including restricting the conduct of business, restricting or prohibiting the transfer or sale of equity or assets or winding up of the Parties. In addition, during the composition of the arbitral tribunal, the Parties shall have the right to apply for interim relief measures to any tribunal with any jurisdiction (including those in the Chinese mainland, Hong Kong and the Cayman Islands).

6.3	During the arbitration period, except for the part in dispute and subject to arbitration, both Parties shall continue enjoying their other rights and performing their corresponding obligations hereunder.

Article 7 Liability for breach and Indemnity

7.1	If Party B materially violates any provision hereof, Party A shall have the right to (1) terminate this Agreement and claim full compensations against Party B; or (2) require the compulsory performance of Party B’s obligations hereunder and claim full compensations against Party B. This Article 7.1 shall not preclude any other rights of Party A hereunder.

7.2	Unless otherwise provided by law, Party B shall have no right to terminate or rescind this Agreement under any circumstances.

7.3	Party B shall indemnify for and hold Party A harmless against any loss, damage, liability or expense incurred in connection with any action, request or other demand against Party A arising out of the services provided by Party A to Party B hereunder, unless such loss, damage, liability or expense is caused by gross negligence or intentional misconduct of Party A.

Article 8 Force Majeure

8.1	In the event that either Party fails to perform, in whole or in part, this Agreement directly due to earthquake, typhoon, flood, fire, epidemic, war, strike or any other force majeure event which is unforeseeable and cannot be prevented or avoided by the affected Party (“Force Majeure”), the Party affected by such force majeure shall not be liable for such non-performance or partial performance, provided that the affected Party shall immediately give written notice to the other Party and shall, within fifteen days after giving such written notice, provide the other Party with details of the Force Majeure event explaining the reasons for such non-performance, partial non-performance or the need for delay in performance.

8.2	The Party claiming the Force Majeure that fails to notify the other Party and provide proper proof in accordance with the said provisions shall not be exempted from the failure to perform its obligations hereunder. The Party affected by the Force Majeure shall make reasonable efforts to reduce the consequences caused by the Force Majeure and to resume performing all relevant obligations as soon as possible after the termination of the Force Majeure. If the Party affected by Force Majeure fails to resume performance of its obligations after the reason for the exemption of performance obligation due to force majeure has disappeared, such Party shall be liable to the other Party in this respect.

8.3	In case of the Force Majeure event, both Parties shall immediately consult with each other to reach an equitable solution and shall make all reasonable efforts to minimize the consequences of such Force Majeure event.

Article 9 Notice

9.1	Any an prepaid d all notices and other communications required or given hereunder shall be sent to the notified Party by hand, registered mail with postage , or commercial express service or fax. Each notice may also be sent by email as well. A notice shall be deemed to be validly served:

9.1.1	on the date of receipt if sent by hand (including express mail);

9.1.2	on the 15th day after the date shown on the receipt if sent by registered mail with postage prepaid; or

9.1.3	on the date shown on the fax file if sent by tax, or when the fax file is delivered after 5 p.m. or on a non-business day at the place of service, on the next business day.

9.2	For the purpose of notification, the addresses of the Parties are as follows:

Party A: Beijing YIMUTIAN Network Technology Co., Ltd.

Address: 6/F, Block A, Building B-6, Dongsheng Technology Park, Zhongguancun,

No.66 Xixiaokou Road, Haidian District, Beijing

Attn: Deng Jinhong

Fax: /

E-mail: ***

Party B: Beijing Douniu Network Technology Co., Ltd.

Address: Room A601, 6/F, Block A, Building B-6, Dongsheng Technology Park,

Zhongguancun, No.66 Xixiaokou Road, Haidian District, Beijing

Attn: Deng Jinhong

Fax: /

E-mail: ***

9.3	Either Party may, by giving notice to the other Party in accordance with the provisions of this Clause, change its address for receiving notices.

Article 10 Transfer

10.1	Party B shall not transfer its rights and obligations hereunder to any third party, except with the prior written consent of Party A.

10.2	Party B hereby agrees that Party A may transfer its rights and obligations hereunder to a third party, and that Party A only needs to give written notice to Party B when such transfer occurs, and it is not necessary to obtain Party B’s consent for such transfer.

Article 11 Miscellaneous

11.1	If any one or more of the provisions of this Agreement are ruled in any respect invalid, illegal or unenforceable in accordance with any law or regulation, the validity, legality or enforceability of the remaining provisions shall not be affected or impaired in any respect. The Parties shall, through good faith consultation, seek to replace the invalid, unlawful or unenforceable provisions with provisions which are permitted by law and which are expected by the Parties to be effective to the maximum extent possible, and whose economic effects are as similar as possible to those of invalid, unlawful or unenforceable provisions.

11.2	The Parties may modify and supplement this Agreement by written agreement. The amendment agreement and supplementary agreement hereof signed by both Parties are an integral part of this Agreement and shall have the same legal effect as this Agreement.

11.3	This Agreement is made in duplicate, with each Party holding one of them.

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IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Exclusive Business Cooperation Agreement on the date first above written.

Beijing YIMUTIAN Network Technology Co., Ltd. (seal)

Affix seal

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

IN WITNESS WHEREOF, the Parties have caused their respective authorized representatives to execute this Exclusive Business Cooperation Agreement on the date first above written

Beijing Douniu Network Technology Co., Ltd.(seal)

Affix seal

Signature:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative